As filed with the Securities and Exchange Commission on April 20, 2017

Registration No. 333-198946

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-198946

UNDER

THE SECURITIES ACT OF 1933

SEVENTY SEVEN ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	45-3338422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 N.W. 63rd Street

Oklahoma City, Oklahoma, 73116

(405) 608-7777

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2016 Seventy Seven Energy Inc. Omnibus Incentive Plan

(Full title of the plan)

Seth D. Wexler

Seventy Seven Energy Inc.

777 N.W. 63rd Street

Oklahoma City, Oklahoma, 73116

(405) 608-7777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (“Post-Effective Amendment”) relates to the following registration statement of Seventy Seven Energy Inc. (the “Registrant”), on Form S-3 (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-198946, which was filed with the SEC on September 25, 2014, and pursuant to which the sale or issuance by the Registrant of following securities was registered:

•	shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”);

•	shares of preferred stock, par value $0.01 per share, of the Registrant;

•	debt securities of the Registrant, which were contemplated to include senior or subordinated debt, and which were contemplated to have been possibly guaranteed by certain of the Registrant’s current or former subsidiaries, including Seventy Seven Operating, LLC; and

•	warrants of the Registrant.

On April 20, 2017, pursuant to the Agreement and Plan of Merger, dated as of December 12, 2016 (the “Merger Agreement”), by and among Patterson-UTI Energy, Inc. (“Patterson-UTI”), Pyramid Merger Sub, Inc. (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the result that the Registrant became a direct, wholly-owned subsidiary of Patterson-UTI. As a result of the Merger, each issued and outstanding share of Common Stock was converted into the right to receive 1.7851 shares of common stock of Patterson-UTI, par value $0.01 per share.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that had been registered for issuance but remain unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on this 20th day of April, 2017.

SEVENTY SEVEN ENERGY INC.

By:	/s/ John E. Vollmer III
	Name:	John E. Vollmer III
	Title:	Senior Vice President – Corporate Development, Chief Financial Officer and Treasurer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William A. Hendricks, Jr. William A. Hendricks, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	April 20, 2017

/s/ John E. Vollmer III John E. Vollmer III	Senior Vice President – Corporate Development, Chief Financial Officer and Treasurer and Director (Principal Financial and Principal Accounting Officer)	April 20, 2017

/s/ Seth D. Wexler Seth D. Wexler	Senior Vice President, General Counsel, Secretary and Director	April 20, 2017

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